Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TTM Technologies, Inc.:
We consent to the incorporation by reference in the registration statement (Registration Nos. 333-46454 and 333-138219) on Forms S-8 and (Registration No. 333-148687) on Form S-3 of TTM Technologies, Inc. of our reports dated March 15, 2011, with respect to the consolidated balance sheets of TTM Technologies, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of TTM Technologies, Inc.
Our report dated March 15, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph that states that the Company acquired the PCB subsidiaries from Meadville Holdings Limited (PCB Subsidiaries) during 2010, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, the acquired PCB Subsidiaries internal control over financial reporting associated with total assets of $1.3 billion and total revenues of $597.8 million included in the consolidated financial statements of the Company and subsidiaries as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the acquired PCB Subsidiaries.

/s/ KPMG LLP

Salt Lake City, Utah
March 15, 2011